AMENDMENT TO SENIOR MANAGEMENT AGREEMENT
BETWEEN
SIGNIFICANT EDUCATION, INC
AND
JOHN CROWLEY
     This Amendment to the Senior Management Agreement (the “Agreement”) between Significant Education, Inc., D/B/A/ Grand Canyon University (“GCU”), on the one hand, and John Crowley ( the “Employee”), on the other hand dated August 2005, is made and entered into this 28th day of June 2006.
     WHEREAS, Employee and GCU entered into an agreement of Employment in August 2005;
     WHEREAS, as part of his Employment Employee is entitled to a bonus of $100,000 on June 30, 2006;
     WHEREAS, Employee did not receive an increase in his annual pay in January 2006 per the terms of his Agreement and is owed $12,500 in back pay as of June 30, 2006;
     WHEREAS, Employee wishes to assign his interest in the bonus and his back pay to Youth In Motion, Inc., and have GCU pay such sums to Youth in Motion in lieu of payments to himself;
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:
     1. Steps Following Execution. As soon as practicable following the execution of this Amendment by the Parties, but in all events on or before midnight on July 3, 2006, GCU shall pay the sum of $112,500.00 in the form of a check made payable to Youth In Motion, Inc.
     2. Release & Waiver. Employee expressly agrees to waive any and all rights, claims, or interests in and/or relating directly or indirectly to the payments due to him under the Agreement. Further, Employee, his past, present and future successors, assigns, and agents, and all persons acting by, through, under or in concert with him, do hereby irrevocably and unconditionally release, waive and forever discharge GCU, as well as its past, present and future parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, partners, officers, directors, stockholders, employees, insurers, agents, representatives, and attorneys, and all persons acting by, through, under or in concert with them, or any of them, from any and all actions, causes of action, suits, claims, debts, obligations, demands, liabilities, rights, damages, losses, costs, expenses (including, but not limited to, attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, legal or equitable, arising under state, federal or any other law (“Claim” or “Claims”) which they now have, own or hold or claim to have, own or hold, or at any time heretofore had, owned or held, or claimed to have had, owned or held, or may hereinafter have, own or hold, or claim to have, own or hold against GCU, its past, present and future parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, partners, officers, directors, stockholders, employees, insurers, agents, representatives, and attorneys, and all persons acting by, through, under or in concert with them, or any of them, arising out of, based upon, or relating to any and all payments, including bonus payments and back pay, due and owing under his Agreement as of June 30, 2006

     3. Full and Independent Knowledge. Each of the Parties represents that it has been represented by an attorney in connection with the preparation and review of this Amendment; that he, she or it has specifically discussed, or had the opportunity to specifically discuss, with an attorney the meaning and effect of Amendment; and that he, she or it has carefully read and understands the scope and effect of each provision contained herein.
     4. Warranties. Each of the Parties represents and warrants that he, she or it has full power and authority to enter into and perform this Amendment. Each of the Parties further represents and warrants that he, she or it has not heretofore assigned, transferred, encumbered or otherwise conveyed, or purported to assign, transfer, encumber or otherwise convey, in whole of in part, to any person or entity, any Claims released hereunder.
     5. Successors. This Amendment shall be binding upon and inure to the benefit of the executors, administrators, successors, heirs and assigns of each of the Parties hereto.
     6. Further Assurances. Each of the Parties, without further consideration, agrees to execute and deliver such other documents and take such other action as may be reasonably necessary to consummate more effectively the subject matter hereof.
     7.Miscellaneous.
          (a) This Amendment shall include its preamble and recitals.
          (b) This Amendment shall be construed in accordance with and governed by the laws of the State of Arizona without regard to conflict of laws provisions.
          (c) The Parties agree that Amendment may be executed in counterparts and that a copy signed by a Party will be fully enforceable against such Party.
          (d) This Amendment and the Agreement contain the entire agreement between the Parties hereto with respect to the subject matter hereof. The Parties acknowledge that no other understandings, statements, promises, or inducements contrary to the terms of these agreements, whether oral or written, exist; that they do not rely and have not relied on any oral or written understandings, statements, promises, or inducements other than those contained in these agreements; and that they have voluntarily entered into this Amendment and the assignment of payments effectuated thereby. In the event the Amendment contradicts any portion of the Agreement, the terms of this Amendment shall control.
          (e) This Amendment has been jointly negotiated by the Parties. It shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against any of the Parties hereto.
          (f) This Amendment may not be amended, altered, modified or waived, in whole or in part, except in a writing executed by the Parties hereto.

          (g) If any provision of this Amendment is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.
          (h) The failure of any Party to insist upon strict adherence to any term of this Amendment on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment.
          IN WITNESS WHEREOF, the Parties have each executed this Amendment as of the date first set forth above.

Employee		Significant Education, Inc.

/s/ John Crowley	6/30/06	/s/ Brent Richardson	6/30/06

John Crowley	Date	Brent Richardson	Date